EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION

Introduction

The following tables present unaudited pro forma consolidated financial information of Sun Healthcare Group, Inc. (“Sun”) as of and for the year ended December 31, 2006.

The unaudited pro forma consolidated financial information relates to the following transactions:

1. the proposed acquisition of Harborside Healthcare Corporation (“Harborside”);

2. entering into new credit facilities, the issuance of senior subordinated notes and the refinancing of outstanding indebtedness of Sun and of Harborside (collectively, the “Acquisition Financing Transactions”), all in connection with the acquisition of Harborside; and

3. various acquisitions and proposed acquisitions made or to be made by Harborside (collectively, the “Harborside Transactions”), consisting of (a) the purchase of a 75% interest in Physicians Homecare, a Massachusetts home health provider, for $5.0 million (the “PHC Acquisition”), on May 1, 2006; (b) the purchase of three facilities in Connecticut, two on August 1, 2006 and one on November 1, 2006, for a total purchase price of $25.9 million (the “Connecticut Acquisition”); (c) the purchase of eleven facilities in Kentucky on October 1, 2006 for a total purchase price of $49.1 million (the “Kentucky Acquisition”); (d) the proposed acquisition of the real estate underlying five facilities in Connecticut (the “Moffie Portfolio”) that are currently leased and operated by Harborside for a net purchase price of $61.7 million, pursuant to the exercise of a purchase option, which is expected to close in the second quarter of 2007; and (e) the proposed acquisition of the real estate underlying four facilities in Massachusetts (the “NHP Portfolio”) that are currently leased and operated by Harborside for a net purchase price of $20.6 million, pursuant to the exercise of a purchase option, which is expected to close in the fourth quarter of 2007.

The unaudited pro forma consolidated balance sheet as of December 31, 2006 gives effect to the Harborside acquisition, the Acquisition Financing Transactions and the acquisition of the Moffie Portfolio and the NHP Portfolio as if they had occurred on December 31, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 gives effect to the Harborside acquisition, the Acquisition Financing Transactions and all the Harborside Transactions as if they had occurred on January 1, 2006.

Sun and Harborside have had no intercompany activity that would require elimination in preparing the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information was prepared using the purchase method of accounting for the Harborside Transactions and the Harborside acquisition. The pro forma adjustments and the resulting unaudited pro forma consolidated financial statements were prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma consolidated financial information. The cost of Harborside, including the Harborside Transactions, has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of the expected date of acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to acquired assets and assumed liabilities in the unaudited pro forma balance sheet are based on these preliminary estimates. Accordingly, the pro forma purchase price allocation adjustments are preliminary and are subject to revision based on a final determination of fair value after closing the acquisition. The preliminary allocation has been made solely for the purpose of providing unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial statements do not purport to represent what our financial position or results of operations would have been had the acquisition of Harborside occurred on the date indicated or to project our financial position or results of operations for any future period. Furthermore, the unaudited pro forma consolidated financial statements do not reflect changes which may occur as a result of activities after the acquisition of Harborside closes. The unaudited pro forma financial statements should be read in conjunction with Harborside’s consolidated financial statements and related notes filed with the Securities and Exchange Commission (the SEC) in a Form 8-K on March 12, 2007, and our financial statements filed with the SEC in our annual report on Form 10-K for the year ended December 31, 2006.

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2006
(in thousands)

			(3)				Pro Forma
	As Reported	As Reported	Harborside	Transaction			Combined Sun and
	Sun	Harborside	Transactions	Adjustments			Harborside
Assets:
Cash and cash equivalents	$131,935	$21,919	$-	$545,000	(5a	)	$9,604
				(326,063)	(5a	)
				(363,187)	(5a	)
Accounts receivables, net	117,091	74,141	-	-			191,232
Inventories, net	4,808	-	-	1,375	(4a	)	7,379
				1,196	(4b	)
Other receivables, net	2,211	-	-	5,568	(4a	)	7,779
Assets held for sale	7,172	-	-	-			7,172
Restricted cash, current	32,752	-	-	-			32,752
Prepaid expenses	3,305	28,015	-	(7,433)	(4a	)	23,887
Deferred income taxes	-	20,511	-	(20,511)	(4h	)	-
Total current assets	299,274	144,586	-	(164,055)			279,805

Property and equipment, net	217,544	289,483	81,940	-			588,967
Intangible assets, net	10,398	-	-	2,120	(4c	)	12,518
Goodwill	55,092	6,494	7,860	(14,354)	(4d	)	341,538
				286,446	(4e	)
Restricted cash, non-current	29,083	7,940	-	-			37,023
Notes receivable, net	577	7,487	(7,487)	-			577
Deferred financing fees, net	3,293	8,465	-	16,213	(5a	)	22,845
				(5,126)	(5b	)
Other assets, net	6,162	-	-	490	(4a	)	6,652

Total assets	$621,423	$464,455	$82,313	$121,734			$1,289,925

Unaudited Pro Forma Consolidated Balance Sheet (Continued)
As of December 31, 2006
(in thousands)

			(3)				Pro Forma
	As Reported	As Reported	Harborside	Transaction			Combined Sun and
	Sun	Harborside	Transactions	Adjustments			Harborside
Liabilities:
Accounts payable	$43,400	$27,989	$-	$-			$71,389
Accrued compensation and benefits	42,723	28,243	-	-			70,966
Accrued self-insurance obligations,
current portion	48,689	12,872	-	-			61,561
Income taxes payable	8,799	223	-	-			9,022
Other accrued liabilities	33,736	13,599	-	7,229	(5c	)	54,711
				147	(4a	)
Liabilities held for sale	1,672	-	-	-			1,672
Current portion of deferred income	-	147	-	(147)	(4a	)	-
Current portion of long-term debt	23,516	5,881	-	(20,003)	(5a	)	9,394
Current portion of capital leases	494	-	-	-			494
Total current liabilities	203,029	88,954	-	(12,774)			279,209

Accrued self-insurance obligations,
net of current portion	81,559	18,748	-	-			100,307
Long-term capital leases, net of current	696	-	-	-			696
Long-term debt, net of current	149,459	235,063	30,033	(237,567)	(5a	)	176,988
Senior term loan	-	-	-	290,000	(5a	)	290,000
Senior term loan - delay draw	-	-	52,280	2,720	(5a	)	55,000
Senior subordinated notes	-	-	-	200,000	(5a	)	200,000
Unfavorable lease obligations	13,423	-	-	1,549	(4a	)	14,972
Long-term portion of deferred income	-	1,549	-	(1,549)	(4a	)	-
Deferred income taxes	2,412	24,220	-	(24,220)	(4h	)	2,412
Other long-term liabilities	26,712	-	-	-			26,712
Redeemable preferred stock	-	60,239	-	(60,239)	(4d	)	-
Total liabilities	477,290	428,773	82,313	157,920			1,146,296

Minority interest	-	370	-	-			370

Stockholders' equity:
Common stock	429	156	-	(156)	(4d	)	429
Additional paid-in capital	553,275	181,506	-	(181,506)	(4d	)	553,275
Retained earnings (deficit)	(409,480)	37,396	-	(37,396)	(4d	)	(410,354)
				(874)	(5b	)
	144,224	219,058	-	(219,932)			143,350
Less:
Treasury stock	(91)	(183,746)	-	183,746	(4d	)	(91)
Total stockholders' equity	144,133	35,312	-	(36,186)			143,259
Total liabilities and stockholders'
equity	$621,423	$464,455	$82,313	$121,734			$1,289,925

See Notes to Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2006
(in thousands, except per share data)

			(3)				Pro Forma
							Combined
	As Reported Sun	As Reported Harborside	Harborside Transactions	Transaction Adjustments			Sun and Harborside

Total net revenues	$1,045,637	$592,830	$60,205	$166	(4a	)	$1,698,838
Costs and expenses:
Operating salaries and benefits	598,516	-	35,623	326,905	(4a	)	952,372
				(8,672)	(4f	)
Self-insurance for workers’ compensation
and general and professional liability
insurance	32,694	-	642	11,945	(4a	)	45,281
Operating administrative expenses	27,986	-	-	-			27,986
Other operating costs	218,789	485,275	16,452	(348,208)	(4a	)	372,308
Facility rent expense	56,734	28,590	(9,746)	(1,494)	(4a	)	73,117
				196	(4c	)
				(1,163)	(4f	)
General and administrative expenses	49,856	26,832	-	1,431	(4a	)	78,119
Depreciation and amortization	14,866	18,240	5,192	(1,714)	(4a	)	36,584
Provision for losses on accounts receivable	11,124	-	40	9,587	(4a	)	20,751
Interest, net	18,506	14,466	8,019	19,528	(5d	)	62,298
				1,714	(4a	)
				(2,134)	(5b	)
				2,199	(5a	)
Management fee	-	600	1,456	(600)	(4g	)	1,456
Diligence costs	-	2,554	-	(2,554)	(4g	)	-
Minority interest	-	287	-	-			287
Loss on contract termination	975	-	-	-			975
Loss on sale of assets, net	172	-	-	-			172
Total costs and expenses	1,030,218	576,844	57,678	6,966			1,671,706

Income (loss) before income taxes and
discontinued operations	15,419	15,986	2,527	(6,800)			27,132
Income tax expense (benefit)	731	4,459	-	(2,014)	(4i	)	3,176
Income (loss) from continuing operations	$14,688	$11,527	$2,527	$(4,786)			$23,956

Basic and diluted earnings per common and
common equivalent share:
Income from continuing operations	$0.46						$0.56

Weighted average number of common and
Common equivalent shares outstanding:
Basic	31,638			11,153	(4j	)	42,791
Diluted	31,788			11,153	(4j	)	42,941

See Notes to Unaudited Pro Forma Consolidated Financial Information

Notes to Unaudited Pro Forma Consolidated Financial Information

1.  Basis of Pro Forma Presentation

          On October 19, 2006, Sun announced that it entered into a definitive agreement to acquire Harborside in a transaction in which Sun would pay approximately $349 million in cash for all of Harborside’s outstanding stock and to refinance or assume Harborside’s debt of approximately $241 million.

2.  Preliminary Purchase Price

          The estimated purchase price of the proposed acquisition of Harborside is as follows assuming the transaction closed on December 31, 2006 and after including indebtedness incurred since such date for certain acquisitions and expected to be incurred prior to closing to acquire certain facilities that are currently leased by Harborside (in thousands):

Cash	$349,400
Assumption of Harborside debt obligations, net of cash acquired	301,338	(a)
Estimated direct transaction costs	21,016
Total	$671,754

(a)      Includes $240,944 of Harborside debt as of December 31, 2006 and also includes debt to be incurred in connection with the following transactions, which are expected to occur subsequent to the closing of the acquisition of Harborside: (i) the acquisition of the Moffie Portfolio for $61,713 as of December 31, 2006; (ii) the acquisition of the NHP Portfolio for $20,600 as of December 31, 2006; less (iii) cash acquired of $21,919 from Harborside as of December 31, 2006.

         Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Harborside's net tangible and intangible assets based upon their estimated fair values as of the date of completion of the proposed transaction. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets will be recorded as goodwill.

          Based upon the estimated purchase price and assumptions regarding valuations of acquired assets and assumed liabilities (including those acquired in connection with the Harborside Transactions), the preliminary purchase price allocation, which may change based upon the completion of valuations to be performed by a third party valuation firm and an independent actuary, is as follows (in thousands):

Net working capital	$19,789
Property and equipment	371,423
Other long-term assets	12,643
Identified intangibles	2,120
Goodwill	286,446
Other long-term liabilities	(20,297)
Minority interest	(370)
Total	$671,754

          The depreciation and amortization related to the fair value adjustments are reflected as pro forma adjustments to the unaudited pro forma consolidated financial statements.

          Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill will not be amortized and will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for Harborside is subject to revision as a more detailed analysis is completed, including the completion of valuations to be performed by a third party valuation firm and an independent actuary, and additional information on the fair values of Harborside's assets and liabilities becomes available. Any change in the fair value of the assets or liabilities of Harborside will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

3.  Harborside Transactions

          The following unaudited pro forma consolidated financial information includes historical results and related pro forma adjustments (including purchase accounting) to include facilities acquired by Harborside in 2006 or to be acquired by Harborside in 2007, that were not included in its historical results as of the date or for the entire period presented, as follows (in thousands):

Assets to be Acquired, Adjusted for Purchase Accounting and Related Debt
As of December 31, 2006

	(d)	(e)

	Moffie	NHP	Harborside
	Portfolio	Portfolio	Transactions
Fair Value of Assets and Liabilities to be Acquired:
Property and equipment	$63,552	$18,388	$81,940
Goodwill	5,648	2,212	7,860
Notes payable to Harborside from Moffie	(7,487)	-	(7,487)
Long-term debt	61,713	20,600	82,313

Harborside Transactions
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands)

	(a)	(b)	(c)	(d)	(e)	(f)
						Harborside
	PHC	KY	CT	Moffie	NHP	Transaction	Harborside
	Acquisition	Acquisition	Acquisition	Portfolio	Portfolio	Adjustments	Transactions

Total net revenues	$2,035	$27,569	$30,601	$-	$-	$-	$60,205
Costs and expenses:
Operating salaries and benefits	1,611	13,167	20,845	-	-	-	35,623
Self-insurance for workers’ compensation
and general and professional liability
Insurance	36	428	178	-	-	-	642
Other operating costs	322	8,182	7,948	-	-	-	16,452
Facility rent expense	69	2,016	85	(7,700)	(2,200)	(2,016)	(9,746)
Depreciation and amortization	7	395	1,404	2,773	613	-	5,192
Provision for losses on accounts receivable	40	-	-	-	-	-	40
Interest, net	144	310	864	5,185	1,516	-	8,019
Management fee	-	1,257	199	-	-	-	1,456
Total costs and expenses	2,229	25,755	31,523	258	(71)	(2,016)	57,678

Income before income taxes and
discontinued operations	$(194)	$1,814	$(922)	$(258)	$71	$2,016	$2,527

(a)
Reflects pre-acquisition unaudited historical results of operations for the PHC Acquisition for the four months ended April 30, 2006 (as the eight months ended December 31, 2006 are already included in Harborside’s as reported results).

(b)
Reflects pre-acquisition unaudited historical results of operations for the Kentucky Acquisition for the nine months ended September 30, 2006 (as the three months ended December 31, 2006 are already included in Harborside’s as reported results).

(c)
Reflects pre-acquisition unaudited historical results of operations for the Connecticut Acquisition for the seven months ended June 30, 2006 (as the five months ended December 31, 2006 are already included in Harborside’s as reported results).

On August 1, 2006, Harborside acquired two of the three facilities in the Connecticut Acquisition for $18,925 and commenced management of the third facility until the acquisition of such facility by Harborside on November 1, 2006 for $6,975.

(d)
The adjustments on the pro forma balance sheet to the assets to be acquired, adjusted for purchase accounting and related debt reflect purchase accounting adjustments for the acquisition of the Moffie Portfolio for $61,713 as if it had been acquired on December 31, 2006.

The adjustments to the unaudited pro forma combined statement of operations reflect the impact of the acquisition of the Moffie Portfolio (converting from leased to owned properties) as if it had occurred on January 1, 2006.

(e)
The adjustments on the pro forma balance sheet to the assets to be acquired, adjusted for purchase accounting and related debt reflect purchase accounting adjustments for the acquisition of the NHP Portfolio for $20,600 as if it had been acquired on December 31, 2006.

The adjustments to the unaudited pro forma combined statement of operations reflect the impact of the acquisition of the NHP Portfolio (converting from leased to owned properties) as if it had occurred on January 1, 2006.

(f)	Reflects with respect to the 2006 Kentucky Acquisition, the elimination of rent expense as Harborside acquired ownership of the properties in connection with such transaction.

4.  Transaction Adjustments

          Pro forma transaction adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Harborside's assets and liabilities to a preliminary estimate of their fair values, and to reflect other transactions directly related to the proposed transaction.

          The accompanying unaudited pro forma consolidated financial statements reflect the following pro forma adjustments (in thousands):

(a)	To reclassify Harborside’s financial statement presentation to conform to Sun’s financial statement presentation:

Unaudited Selected Reclassified Consolidated Balance Sheet
As of December 31, 2006

	As Reported	Reclassification	As Reclassified
	Harborside	Entries	Harborside
	(in thousands)
Assets:
Inventories, net	$-	$1,375	$1,375
Other receivables, net	-	5,568	5,568
Prepaid expenses	28,015	(7,433)	20,582
Total reclassified current assets	28,015	(490)	27,525

Other assets, net	-	490	490
Total reclassified long-term assets	-	490	490

Total reclassified assets	$28,015	$-	$28,015

Liabilities:
Other accrued liabilities	$13,599	$147	$13,746
Current portion of deferred income	147	(147)	-
Total reclassified current liabilities	13,746	-	13,746

Unfavorable lease obligations	-	1,549	1,549
Long-term portion of deferred income	1,549	(1,549)	-
Total reclassified long-term liabilities	1,549	-	1,549

Total reclassified liabilities	$15,295	$-	$15,295

Unaudited Reclassified Consolidated Statement of Operations
For the Year Ended December 31, 2006

	As Reported	Reclassification	As Reclassified
	Harborside	Entries	Harborside
	(in thousands)

Total net revenues	$592,830	$166	$592,996
Costs and expenses:
Operating salaries and benefits	-	326,905	326,905
Self-insurance for workers' compensation and general and professional liability insurance	-	11,945	11,945
Other operating costs	485,275	(348,208)	137,067
Facility rent expense	28,590	(1,494)	27,096
General and administrative expenses	26,832	1,431	28,263
Depreciation and amortization	18,240	(1,714)	16,526
Provision for losses on accounts receivable	-	9,587	9,587
Interest, net	14,466	1,714	16,180
Management fee	600	-	600
Diligence costs	2,554	-	2,554
Minority interest	287	-	287
Total costs and expenses	576,844	166	577,010

Income before income taxes and discontinued
operations	15,986	-	15,986
Income tax	4,459	-	4,459
Income from continuing operations	$11,527	$-	$11,527

(b)
To increase Harborside’s inventory balance by $1,196 to conform to Sun’s accounting treatment. This adjustment will be a non-recurring charge to Sun’s statement of operations after completion of the proposed transaction.

(c)	In the pro forma balance sheet as of December 31, 2006, to record the preliminary purchase price allocation to other intangible assets of $2,120 and related amortization expense.

	Finite- Lived	Infinite- Lived	Total
Favorable lease intangibles (average 7 year-life)	$1,370	$-	$1,370
Certificates of need / licenses	-	750	750
	$1,370	$750	$2,120

In the pro forma statement of operations for the year ended December 31, 2006, to adjust facility rent expenses for the amortization of favorable lease intangibles of $196.

(d)
To record the amounts representing the elimination of Harborside’s goodwill, redeemable preferred stock and stockholder’s equity and the elimination of goodwill attributable to the Harborside Transactions.

(e)	To record the allocation of $286,446 of excess purchase price of Harborside over its recorded assets and liabilities, as required under purchase accounting rules.

(f)
To adjust operating salaries and benefits in the year ended December 31, 2006 for estimated net decreases in operating expenses. Positions at Harborside’s corporate office and certain regional positions will be eliminated for an estimated annual net savings of approximately $8,672. Additional annual savings of $1,163 are expected to be realized through termination or transfer of Harborside’s corporate office lease. Sun may be unable to fully realize these estimated net cost savings.

(g)	To eliminate the management fee paid to Investcorp by Harborside of $600 in addition to the diligence costs incurred by Harborside of $2,554 in connection with this acquisition.

(h)
Elimination of Harborside's deferred tax assets and liabilities as Sun has fully reserved its net deferred tax assets as of December 31, 2006 due to the uncertainty of their realization.  None of the goodwill arising from the acquisition of Harborside is deductible for tax purposes.

(i)
To record a reduction of $2,014 in the tax provision, which resulted in a pro forma effective tax rate of 11.7%.  This pro forma effective tax rate was lower than the expected 40% combined federal and state tax rate primarily due to the realization of post-emergence deferred tax assets of Sun, for which no benefit was previously recorded.  Using an effective tax rate of 40%, the pro forma tax expense would have been $10,853.

(j)
Shares used to calculate unaudited pro forma income from continuing operations per basic and diluted shares were calculated by adding 11,500 shares of Common Stock assumed to be issued on January 1, 2006, of which 347 were already included in Sun’s as reported basic and diluted shares outstanding as of December 31, 2006.

5.  Acquisition Financing Adjustments

     Certain pro forma adjustments have been made to reflect financing transactions associated with the proposed transaction. Sun currently anticipates entering into the financing transactions to acquire Harborside and refinance the outstanding balance on Harborside's existing credit facility (in thousands):

(a)	To record the payments to be made from the proceeds of the new indebtedness:

Sources:

Borrowings:
Senior term loan			$290,000
Delayed draw senior term loan			55,000 (1)
Senior revolving loan			-
Senior subordinated notes			200,000
			545,000
Cash:
Existing cash at Harborside			21,919
Existing cash at Sun			122,331
			144,250

Subtotal			689,250

Uses:
Refinance existing debt - Sun	$38,749	(2)
Refinance existing debt - Harborside	218,821
Cash payment for Moffie equity, net	31,680
Cash payment for NHP equity, net	20,600
Financing fees	16,213	(3)
Subtotal	326,063		(326,063)
			363,187
Remaining funds available for Harborside merger:
Cash payment for Harborside equity	349,400
Estimated direct transaction costs	13,787		(363,187)
	$689,250		$-

(1)
Includes borrowing of $31,680 (which is in addition to the $30,033 of indebtedness being assumed) to purchase Moffie Portfolio, $20,600 to purchase NHP Portfolio and the remaining of $2,720 to purchase Harborside.

(2)	Refinanced Sun debt includes $20,003 of current portion of long term debt and $18,746 of long term debt.

(3)
Financing fees include $8,838 related to the revolving credit facility with a term of six years and the senior term loan with a term of 7 years, and $7,375 related to the senior subordinated notes with a term of 8 years. Such fees would be amortized and included as part of interest expense in the amount of $2,199 for the pro forma statement of operations for the year ended December 31, 2006.

(b)
To reflect the non-cash write-off of deferred loan costs associated with the refinancing of existing indebtedness of both Sun and Harborside and to record the related reduction in interest expense of $2,134 for the amounts that had been amortized for the year ended December 31, 2006. See Note 5(a) for deferred loan costs associated with new indebtedness. Elimination of Harborside deferred loan costs impacts the preliminary purchase price allocation and calculation of goodwill.

Sun	$874
Harborside	4,252
$5,126

(c)
Direct transaction costs of $21,016 primarily include estimated investment banking fees, legal fees, accounting fees, and estimated severance costs for Harborside, of which $13,787 will be paid at closing and $7,229 will be accrued.

(d)	To record pro forma interest expense based upon an assumed debt structure as follows:

	Blended		Year Ended
	Interest Rate	Debt	December 31, 2006

Pro Forma Debt, including capital leases, at closing	8.26%	$732,572	$60,519

Sun historical interest costs			(18,506)
Harborside historical interest costs, including adjustments for the Harborside Transactions			(22,485)

Adjustment to interest expense, net			$19,528

     The interest expense calculation presented above uses the 3-month LIBOR rate as of March 5, 2007, which was 5.33%, to determine the interest rate applied to the borrowings under the new senior credit facilities. The pro forma cash interest does not include the net impact of amortization of deferred financing costs of $2,199 for the year ended December 31, 2006. Each 0.125% increase or decrease in interest rate on debt expected to be issued in connection with the transaction would result in an annual interest expense increase or decrease, respectively, of $761.